Exhibit (a)(v)

FORM OF ARTICLES SUPPLEMENTARY
TO
ARTICLES OF INCORPORATION
OF
LEUTHOLD FUNDS, INC.

        The undersigned officers of Leuthold Funds, Inc., a corporation duly organized and existing under the Maryland General Corporation Law (the "Company"), do hereby certify:

        FIRST: That the name of the Company is Leuthold Funds, Inc.

        SECOND: That the following amendments to the Company's Articles of Incorporation (the "Amendments") were approved by a majority of the entire Board of Directors of the Company:

        (A) increasing the number of authorized shares of the Company’s Common Stock, par value $0.0001 per share (“Common Stock”), by Five Hundred Million (500,000,000) shares of Common Stock, from One Billion (1,000,000,000) authorized shares of Common Stock to One Billion Five Hundred Million (1,500,000,000) authorized shares of Common Stock;

        (B) designating 500,000,000 shares of the undesignated Common Stock, following the increase in authorized shares, as follows:

Class	Shares
“Class D Common Stock” (Leuthold Asset Allocation Fund or such other name
designated by the Company’s Board of Directors)	250,000,000
“Class E Common Stock” (Leuthold Select Equities Fund or such other name
designated by the Company’s Board of Directors)	250,000,000

        (C) authorizing and directing the filing of these Articles Supplementary for record with the State Department of Assessments and Taxation of Maryland (the “Department”).

        THIRD: That the first two sentences of Section A of Article IV of the Company’s Articles of Incorporation, as amended to date, are amended in their entirety to read as follows (Section A of Article IV shall otherwise remain the same):

“The aggregate number of shares of capital stock which the Corporation shall have authority to issue is One Billion Five Hundred Million (1,500,000,000) shares, all with a par value of One Hundredth of a Cent ($0.0001) per share, to be known and designated as “Common Stock.” The aggregate par value of the authorized shares of the Corporation is Fifty Thousand Dollars ($150,000).”

        FOURTH: The respective preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Class D Common Stock and Class E Common Stock are as set forth in Section B of Article IV of the Company’s Articles of Incorporation.

        FIFTH: That the Amendments are limited to changes expressly permitted by Section 2-605 of the Maryland General Company law to be made without action by the stockholders of the Company.

        SIXTH: These Articles Supplementary shall become effective as of the time they are accepted by the Department for record.

        IN WITNESS WHEREOF, the undersigned officers of the Company who executed the foregoing Articles Supplementary hereby acknowledge the same to be their act and further acknowledge that, to the best of their knowledge, information and belief, the matters set forth herein are true in all material respects under the penalties of perjury.

        Dated this ___ day of _______, 2006.

LEUTHOLD FUNDS, INC.
By:_____________________________________________
Steven C. Leuthold, President
Attest:_________________________________________
David R. Cragg, Secretary

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